UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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ImmunoGen, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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128 Sidney Street, Cambridge, MA 02139-4239	TEL: (617) 995-2500	FAX: (617) 995-2510

October 5, 2007

Dear Shareholder:

You are cordially invited to attend our 2007 Annual Meeting of Shareholders of ImmunoGen, Inc. to be held at 11:00 a.m., Eastern Standard Time, on Tuesday, November 13, 2007, at our offices, 128 Sidney Street, Cambridge, Massachusetts.

The accompanying Notice of Annual Meeting of Shareholders and proxy statement describe the matters that will be presented at our Annual Meeting. At our Annual Meeting, six members will be elected to the Board of Directors. The Board of Directors recommends the approval of this proposal, which is described in the enclosed proxy statement, which we encourage you to read carefully.

We hope that you will be able to attend our Annual Meeting. Whether you plan to attend our Annual Meeting or not, it is important that your shares are represented. Therefore, you are urged to complete, sign, date and return the enclosed proxy card, or vote via the Internet or telephone, promptly in accordance with the instructions set forth on the card. This will ensure your proper representation at our Annual Meeting.

Sincerely,

MITCHEL SAYARE, Ph.D.
President, Chief Executive Officer and Chairman of the Board

YOUR VOTE IS IMPORTANT. PLEASE RETURN YOUR PROXY PROMPTLY.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held On November 13, 2007

To the Shareholders
of ImmunoGen, Inc.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of ImmunoGen, Inc., a Massachusetts corporation (the “Company”), will be held at the offices of the Company, 128 Sidney Street, Cambridge, Massachusetts, on Tuesday, November 13, 2007 at 11:00 a.m., Eastern Standard Time, for the following purposes:

1.     To fix the number of members of the Board of Directors at six;

2.                To elect six members to the Board of Directors to hold office until the next annual meeting of Shareholders and until their successors are duly elected and qualified; and

3.                To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

The Board of Directors has fixed the close of business on September 17, 2007 as the record date for the determination of Shareholders entitled to notice of and to vote at the Annual Meeting and at any adjournments thereof.

You are cordially invited to attend the Annual Meeting in person, if possible. Whether you plan to attend the Annual Meeting or not, please complete, sign and date the enclosed Proxy and return it in the envelope enclosed for this purpose, or vote via the Internet or telephone, as soon as possible. Your Proxy is revocable at any time prior to the exercise thereof by written notice received by the Company, by delivery or transmission of a duly executed Proxy bearing a later date, or by attending the Annual Meeting and voting in person.

By order of the Board of Directors

CRAIG BARROWS
Secretary

October 5, 2007

128 Sidney Street
Cambridge, Massachusetts 02139
617-995-2500

PROXY STATEMENT

GENERAL INFORMATION ABOUT THE ANNUAL MEETING

This proxy statement is furnished in connection with the solicitation by and on behalf of our Board of Directors, also referred to as the Board of Directors or the Board, of ImmunoGen, Inc., a Massachusetts corporation, of proxies, in the accompanying form, to be used at our Annual Meeting of Shareholders to be held at our offices, 128 Sidney Street, Cambridge, Massachusetts on Tuesday, November 13, 2007 at 11:00 a.m., Eastern Standard Time, and at any adjournments thereof, which together constitute our Annual Meeting.

Where our shareholder specifies a choice on the proxy as to how their shares are to be voted on a particular matter, the shares will be voted accordingly. If the proxy is properly executed and no choice is specified, the shares will be voted as follows:

•       “FOR” the proposal to fix the number of members of the Board of Directors at six; and

•       “FOR” the election of the six nominees for Director named herein.

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to us a written notice of revocation or submitting a duly executed proxy bearing a later date. Any shareholder who has executed a proxy but is present at the Annual Meeting, and who wishes to vote in person, may do so by revoking his or her proxy as described in the preceding sentence. Shares represented by valid proxies in the form enclosed, received in time for use at the Annual Meeting and not revoked at or prior to the Annual Meeting, will be voted at the Annual Meeting. The presence, in person or by proxy, of holders of a majority in interest of the issued and outstanding shares of our common stock entitled to vote is necessary to constitute a quorum at the Annual Meeting. Votes of shareholders of record who are present at the Annual Meeting in person or by proxy, abstentions and broker non-votes (as defined below) are counted as present or represented at the Annual Meeting for purposes of determining whether a quorum exists.

If a quorum is present at the Annual Meeting, a majority of the votes properly cast will be required to fix the number of directors at six and a plurality of the votes properly cast will be required to elect a nominee to the office of director. Withholding authority to vote for a nominee for director will have no effect on the outcome of the vote.

If you hold your shares of common stock through a broker, bank or other representative, generally the broker or your representative may only vote the common stock that it holds for you in accordance with your instructions. However, if your instructions have not been received on a timely basis, the broker or your representative may vote on certain matters for which it has discretionary voting authority. If a broker or your representative cannot vote on a particular matter because it does not have discretionary voting authority, this is a “broker non-vote” on that matter. As to the fixing of the number of members of the Board of Directors and as to the election of directors, brokerage firms have authority to vote customers’ unvoted shares held by the firms in street name for the fixing of the size of the Board and for the election of directors. If a broker does not exercise this authority, such broker non-votes will have no effect on the results of these votes.

The close of business on September 17, 2007 has been fixed as the record date for determining the shareholders entitled to notice of and to vote at the Annual Meeting. As of the close of business on September 17, 2007, we had 42,453,373 shares of common stock outstanding and entitled to vote. Holders of common stock are entitled to cast one vote per share on all matters to be voted on by shareholders at the Annual Meeting.

The cost of soliciting proxies, including expenses in connection with preparing and mailing this proxy statement, will be borne by us. In addition, we will reimburse brokerage firms and other persons representing beneficial owners of our common stock for their expenses in forwarding proxy material to such beneficial owners. Solicitation of proxies by mail may be supplemented by telephone and personal solicitation by our directors, officers or employees. No additional compensation will be paid for such solicitation.

In December 2000, the Securities and Exchange Commission (the “Commission”) adopted a rule concerning the delivery of annual disclosure documents. The rule allows us or your broker to send a single set of our Annual Report and this proxy statement to any household at which two or more of our shareholders reside, if we or your broker believe that the shareholders are members of the same family. This practice, referred to as “householding,” benefits both you and us. It reduces the volume of duplicate information received at your household and helps to reduce our expenses. The rule applies to our annual reports, proxy statements and information statements. Once you receive notice from your broker or from us that communications to your address will be “householded,” the practice will continue until you are otherwise notified or until you revoke your consent to the practice. Each shareholder will continue to receive a separate proxy card or voting instruction card.

If your household received a single set of disclosure documents this year, but you would prefer to receive your own copy, please contact our transfer agent, Mellon Investor Services LLC, Newport Office Center VII, 480 Washington Boulevard, Jersey City, New Jersey 07310 or call 1-888-810-7458.

Instead of submitting proxies by mail on the enclosed proxy card, shareholders have the option to submit their proxies or voting instructions electronically through the Internet or by telephone. Please note that there may be separate arrangements for using the Internet and telephone depending on whether your shares are registered in our stock records in your name or in the name of a brokerage firm or bank. Shareholders should check their proxy card or voting instructions forwarded by their broker, bank or other holder of record to see which options are available.

The Internet and telephone procedures described below for submitting your proxy are designed to authenticate shareholders’ identities, to allow shareholders to have their shares voted and to confirm that their instructions have been properly recorded. Shareholders submitting proxies or voting instructions via the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, which would be borne by the shareholder.

Shareholders of record as of September 17, 2007 who wish to vote via the Internet or telephone may submit their proxies:

•       through the Internet by visiting a website established for that purpose at http://www.proxyvoting.com/imgn and following the instructions; or

•       by telephone by calling the toll-free number 1-866-540-5760 and following the recorded instructions.

This proxy statement and the accompanying proxy are being mailed on or about October 5, 2007 to all shareholders entitled to notice of and to vote at the Annual Meeting.

The Annual Report to Shareholders on Form 10-K for our fiscal year ended June 30, 2007, throughout the document called fiscal 2007 or fiscal year 2007, is also being mailed to our shareholders with this proxy statement, but does not constitute a part hereof. You can also find a copy of our 2007 Annual Report on Form 10-K on the Internet through the Commission’s electronic data system called EDGAR at www.sec.gov or through the Investor Information section of our website at www.immunogen.com.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of September 17, 2007 concerning the beneficial ownership of the common stock by each shareholder known by us to be the beneficial owner of more than 5% of the outstanding shares of common stock, each current member of the Board of Directors, each of our executive officers named in the Summary Compensation Table below, and all of our current executive officers and Directors as a group. Except as otherwise indicated, each shareholder has sole voting and investment power with respect to the shares beneficially owned.

Name and Address of Beneficial Owner*	Beneficial Ownership of Common Stock (1) Number of Shares	Percentage of Outstanding Shares
Capital Ventures International(2)	3,090,249	7.3%
One Capitol Place, P.O. Box 1787 GT
Grand Cayman Islands, B.W.I.
Biotechnology Value Fund, L.P.(3)	2,813,476	6.6%
Biotechnology Value Fund II, L.P.
BVF Investments, L.L.C.
Investment 10, L.L.C.
BVF Partners L.P.
BVF Inc.
900 North Michigan Avenue, Suite 1100
Chicago, Illinois, 60611
Mitchel Sayare Ph.D.(4)	1,496,262	3.4%
Walter A. Blättler	124,900	**
David W. Carter(5)	109,358	**
Daniel M. Junius(6)	171,667	**
John M. Lambert, Ph.D.(7)	457,792	1.1%
Stephen C. McCluski(8)	2,017	**
Pauline Jen Ryan(9)	297,501	**
Nicole Onetto, MD(10)	14,991	**
Mark Skaletsky(11)	95,630	**
Joseph J. Villafranca Ph.D.(12)	14,908	**
All current executive officers and Directors as a group (8 persons)(13)	2,362,625	5.6%

*                    Addresses are given for beneficial owners of more than 5% of the outstanding common stock only.

**             Represents beneficial ownership of less than 1% of the common stock.

(1)          The number of shares of common stock issued and outstanding on September 17, 2007 was 42,453,373. Share ownership includes shares of common stock issuable upon exercise of certain outstanding options, as described in the footnotes below. Share ownership also includes shares of common stock issuable upon redemption of deferred share units by non-employee directors under the provisions of our 2004 Non-Employee Director Compensation and Deferred Share Unit Plan, or the 2004 Plan, as described in the footnotes below. Such shares that are issuable upon exercise of options or redemption of deferred share units are deemed to be outstanding for the purpose of computing the percentage of outstanding shares owned by each person to whom such options or deferred share units relate but are not deemed to be outstanding for the purpose of computing the percentage owned by any other person.

(2)          Based on a Schedule 13G filed with the Commission on February 8, 2007 reporting beneficial ownership as of December 31, 2006.

(3)          Based on a Schedule 13G filed with the Commission on February 6, 2007 reporting beneficial ownership as of December 31, 2006.

(4)          Includes 954,166 shares of common stock that Dr. Sayare may acquire upon the exercise of options within 60 days after September 17, 2007.

(5)          Includes 85,000 shares of common stock that Mr. Carter may acquire upon the exercise of options and 14,358 shares of common stock that Mr. Carter may receive upon redemption of deferred share units under the provisions of the 2004 Plan within 60 days after September 17, 2007.

(6)          Consists of 121,667 shares of common stock that Mr. Junius may acquire upon the exercise of options within 60 days after September 17, 2007.

(7)          Includes 413,501 shares of common stock that Dr. Lambert may acquire upon the exercise of options within 60 days after September 17, 2007.

(8)          Consists of 2,017 shares of common stock that Mr. McCluski may receive upon redemption of deferred share units under the provisions of the 2004 Plan within 60 days after September 17, 2007.

(9)          Consists of 297,501 shares of common stock that Ms. Ryan may acquire upon the exercise of options within 60 days after September 17, 2007.

(10) Consists of 14,991 shares of common stock that Dr. Onetto may receive upon redemption of deferred share units under the provisions of the 2004 Plan within 60 days after September 17, 2007.

(11) Includes 67,500 shares of common stock that Mr. Skaletsky may acquire upon the exercise of options and 14,371 shares of common stock that Mr. Skaletsky may receive upon redemption of deferred share units under the provisions of the 2004 Plan within 60 days after September 17, 2007.

(12) Consists of 14,908 shares of common stock that Dr. Villafranca may receive upon redemption of deferred share units under the provisions of the 2004 Plan within 60 days after September 17, 2007.

(13) See footnotes (4)-(12).

MANAGEMENT

The Board of Directors

Under our By-Laws, the number of members of our Board of Directors is fixed at each annual meeting of the shareholders by our shareholders. In addition, at any meeting of the shareholders, our shareholders may increase or decrease the number of directors but the number may not be less than three. Directors serve in office until the next annual meeting of shareholders and until their successors have been elected and qualified. We recommend that the shareholders fix the number of members of our Board of Directors at six.

Set forth below are the names of the six nominees for the Board of Directors to be elected at the Annual Meeting, their ages, their offices with us, if any, their principal occupations or employment for at least the past five years, the length of their tenure as directors and the names of other public companies in which such persons hold directorships.

Name of Director	Age	Principal Occupations During at Least the Last Five Years_
Mitchel Sayare	59

Mitchel Sayare, Ph.D., Chief Executive Officer, has been a director, President and Chairman of the Board since prior to 2002. He holds a Ph.D. in Biochemistry from Temple University School of Medicine. Dr. Sayare serves on the Board of Directors of ImmuCell Corporation, in addition to a number of private companies.

David W. Carter	69

David W. Carter has served as our lead director since September 2002 and as a director since prior to 2002. Through 2006 he was Chief Executive Officer and Chairman of Xenogen, Inc., which he joined prior to 2002. Mr. Carter also serves on the Board of Directors of Cell Genesys, Inc. and Caliper Life Sciences, Inc.

Stephen C. McCluski	54

Stephen C. McCluski, a director since May 2007, currently is serving as a consultant to Bausch & Lomb. Mr. McCluski was Senior Vice President and Chief Financial Officer from prior to 2002 through March 2007 at Bausch & Lomb. Mr. McCluski is also a member of the Boards of Directors of Indevus Pharmaceuticals, Inc., the James P. Wilmot Cancer Center of the University of Rochester and the Greater Rochester Enterprise Regional Economic Development Organizatio

Nicole Onetto	54

Nicole Onetto, MD, a director since June 2005, has served as Senior Vice President and Chief Medical Officer of ZymoGenetics, Inc. since July 2005. Prior to ZymoGenetics, Dr. Onetto served as Chief Medical Officer of OSI Pharmaceuticals, Inc. from October 2003 to May 2005 and served as Executive Vice President, Oncology Division of OSI from January 2002 to October 2003. Dr. Onetto has a Doctor of Medicine degree from the University of Paris V, France.

Mark Skaletsky	59

Mark Skaletsky, a director since March 2000, has served as the Chairman of the Board and Chief Executive Officer of Trine Pharmaceuticals (formerly Essential Therapeutics, Inc.) since prior to 2002. He is a director of Alkermes, Inc., Targacept, Inc. and AMAG Pharmaceuticals, Inc.

Joseph J. Villafranca	63

Joseph J. Villafranca, Ph.D., a director since June 2004, has served as Senior Vice President - Operations and Principal & Practice Director, Life Science, of Tunnell Consulting since May 2006. From November 2005 to April 2006, he served as President of Biopharmaceutical Consultants. From October 2002 until October 2005, he served as Executive Vice President, Pharmaceutical Development and Operations at Neose Technologies, Inc. Prior to 2002, Dr. Villafranca was the Vice President of Biologics Strategy and Biopharmaceutical Operations at Bristol-Myers Squibb Company. Dr. Villafranca holds a Ph.D. in Biochemistry/Chemistry and completed his postdoctoral work at the Institute for Cancer Research in Philadelphia, Pennsylvania.

Our Board has determined that David W. Carter, Nicole Onetto, Mark Skaletsky, Stephen C. McCluski and Joseph J. Villafranca qualify as independent under the definition promulgated by the NASDAQ Stock Market, LLC.

Committees of the Board of Directors and Meetings

Audit Committee.   David W. Carter, Stephen C. McCluski (Chairman) and Mark Skaletsky currently serve on our Audit Committee. The Audit Committee engages our independent registered public accountants, reviews quarterly and annual financial statements, considers matters relating to accounting policies and internal controls and reviews the scope and results of annual audits. The Board of Directors approved an Audit Committee Charter, most recently amended on August 8, 2007, that sets forth in detail the duties and responsibilities of the Audit Committee. Each member of the Audit Committee is considered an independent director under the listing standards applicable to the companies listed on the Global Market tier of the NASDAQ Stock Market, LLC, also known as the NASDAQ Global Market. The Audit Committee Charter is available at the corporate governance section of our website http://www.immunogen.com. Please also see the report of the Audit Committee set forth elsewhere in this proxy statement.

The Board of Directors has determined that Messrs. Carter, Skaletsky and McCluski qualify as audit committee financial experts, who are independent from management, as that term is defined by the rules issued in January 2003 by the Commission under Section 407(b) of the Sarbanes-Oxley Act of 2002.

Compensation Committee.   Mark Skaletsky (Chairman), Nicole Onetto and Joseph J. Villafranca currently serve on the Compensation Committee. The Compensation Committee reviews, approves and makes recommendations concerning our compensation policies, practices and procedures to ensure that the legal and fiduciary responsibilities of the Board are carried out and that such policies, practices and procedures contribute to our success. The Compensation Committee also administers our Restated Stock Option Plan, the 2006 Employee, Director and Consultant Equity Incentive Plan, the 2001 Non-Employee

Director Stock Plan and the 2004 Non-Employee Director Compensation and Deferred Share Unit Plan, as amended. The Board of Directors approved a Compensation Committee Charter, most recently amended on June 12, 2007, that sets forth in detail the duties and responsibilities of the Compensation Committee. Each member of the Compensation Committee is considered an independent director under the listing standards applicable to companies listed on the NASDAQ Global Market. The Compensation Committee Charter is available at the corporate governance section of our website http://www.immunogen.com. Please also see the report of the Compensation Committee set forth elsewhere in this proxy statement.

Corporate Governance and Nominating Committee.   David W. Carter (Chairman), Nicole Onetto and Joseph J. Villafranca currently serve on the Corporate Governance and Nominating Committee. Each member of the Corporate Governance and Nominating Committee is considered an independent director under the listing standards applicable to the companies listed on the NASDAQ Global Market. The Board of Directors approved a Corporate Governance and Nominating Committee Charter, most recently amended on June 27, 2007, that sets forth in detail the duties and responsibilities of the Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee Charter is available at the corporate governance section of our website http://www.immunogen.com.

The functions of the Corporate Governance and Nominating Committee include identifying and recommending to the Board individuals qualified to serve as our directors; recommending to the Board directors to serve on committees of the Board; advising the Board with respect to matters of Board composition and procedures; developing and recommending to the Board a set of corporate governance principles applicable to us; overseeing corporate governance matters generally; and overseeing the annual evaluation of the Board and our Chief Executive Officer.

The Corporate Governance and Nominating Committee considers director candidates recommended by shareholders. In considering candidates submitted by shareholders, the Committee takes into consideration the needs of the Board and the qualifications of the proposed candidates. To have a candidate considered by the Corporate Governance and Nominating Committee, a shareholder must follow the procedures noted below:

•       The shareholder must have given timely notice thereof in writing, by certified or registered mail, return receipt requested, to the attention of the Corporate Secretary at ImmunoGen, Inc., 128 Sidney Street, Cambridge, MA  02139. Such shareholder’s notice for an annual meeting or a special meeting shall set forth: (a) as to each person whom the shareholder proposes to nominate for election or reelection as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, also referred to as the Exchange Act. (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected) and (b) as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made (i) the name and address of such shareholder, as they appear on our books, and of such beneficial owner, (ii) the class and number of our shares that are owned beneficially and held of record by such shareholder and such beneficial owner, and (iii) whether either such shareholder or beneficial owner intends to deliver a proxy statement and form of proxy to a sufficient number of holders of our voting shares to elect such nominee or nominees.

•       Such shareholder or beneficial owner must have delivered a proxy statement and form of proxy to holders of a percentage of our voting shares reasonably believed by such shareholder or beneficial holder to be sufficient to elect the nominee or nominees proposed to be nominated by such shareholder, and must, in either case, have included in such materials the notice.

•       To be timely, a shareholder’s notice pertaining to an annual meeting shall be delivered to our Corporate Secretary at our principal executive offices not less than forty-five (45) or more than seventy-five (75) days prior to the first anniversary, or the Anniversary, of the date on which we first mailed our proxy materials for the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than thirty (30) days before or more than thirty (30) days after the anniversary date of the preceding year’s annual meeting, notice by the shareholder to be timely must be so delivered not earlier than the close of business on the ninetieth (90) day prior to such annual meeting and not later than the close of business on the later of the sixtieth (60th) day prior to such annual meeting or the close of business on the tenth (10th) day following the day on which public announcement of the date of such meeting is first made by us.

•       In the event that the number of directors to be elected to our Board of Directors is increased and we have made no public announcement naming all of the nominees for director or specifying the size of the increased Board of Directors at least fifty-five (55) days prior to the Anniversary (or, if the annual meeting is held more than thirty (30) days before or sixty (60) days after the first anniversary of the preceding year’s annual meeting, at least seventy (70) days prior to such annual meeting), a shareholder’s notice shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to our Corporate Secretary at the principal executive offices not later than the close of business on the tenth (10th) day following the day on which such public announcement is first made by us.

•       In the event we call a special meeting of shareholders for the purpose of electing one or more directors to the Board of Directors, any such shareholder may nominate a person or persons (as the case may be), for election to such position(s) as specified in our notice of meeting, if the shareholder’s notice shall be delivered to our Corporate Secretary at our principal executive offices not earlier than the ninetieth (90th) day prior to such special meeting nor later than the close of business on the later of the sixtieth (60th) day prior to such special meeting, or the tenth (10th) day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting.

When considering potential candidates, the Corporate Governance and Nominating Committee examines a candidate’s specific experience, knowledge, skills, expertise, integrity, diversity, ability to make independent analytical inquiries, understanding of our business environment and willingness to devote adequate time and effort to Board responsibilities. The Corporate Governance and Nominating Committee will also consider, when applicable, whether a candidate’s skill and experience would enhance the ability of a particular Board committee to fulfill its duties or satisfy any independence requirements imposed by law, regulation or rule applicable to the companies listed on the NASDAQ Global Market.

Potential candidates may come to the attention of the Corporate Governance and Nominating Committee from current directors, executive officers, shareholders or other persons. The Corporate Governance and Nominating Committee also, from time to time, engages firms that specialize in identifying director candidates.

Once a person has been identified by the Corporate Governance and Nominating Committee as a potential candidate, this committee may collect and review publicly available information regarding the person to assess whether the person should be considered further. If this committee determines that the candidate warrants further consideration, the Chairman or another member of this committee contacts the person. Generally, if the person expresses a willingness to be considered and to serve on the Board, the Committee requests information from the candidate, reviews the person’s accomplishments and qualifications, including in light of any other candidates that the Committee might be considering, and conducts one or more interviews with the candidate. In certain instances, Corporate Governance and Nominating Committee members may contact one or more references provided by the candidate or may contact other members of the business community or other persons that may have greater first-hand knowledge of the candidate’s credentials and accomplishments. This committee’s evaluation process does not vary based on whether or not a candidate is recommended by a shareholder, although the Board may take into consideration the number of shares held by the recommending shareholder and the length of time that such shares have been held.

Meeting Attendance.   During fiscal year 2007, there were six meetings of the Board, seven meetings of the Audit Committee, six meetings of the Compensation Committee and two meetings of the Corporate Governance and Nominating Committee. Drs. Sayare, Onetto and Villafranca, and Messrs. Skaletsky and Carter attended all meetings of the Board. Mr. McCluski attended the one Board meeting held in fiscal year 2007 after he was appointed to the Board. Mr. Skaletsky attended all meetings of the Compensation Committee. Dr. Onetto attended five meetings of the Compensation Committee. Dr. Villafranca attended four meetings of the Compensation Committee. Messrs. Skaletsky and Carter attended all meetings of the Audit Committee and Mr. McCluski attended both meetings of the Audit Committee held in fiscal year 2007 after he was appointed to the Audit Committee. Mr. Carter, Dr. Villafranca and Dr. Onetto attended both meetings of the Corporate Governance and Nominating Committee.

Compensation Committee Interlocks and Insider Participation.   The Compensation Committee members during fiscal year 2007 were Mr. Skaletsky, Dr. Villafranca and Dr. Onetto. None of these directors is or has ever been an officer or employee of ours. Dr. Sayare, though not a member of this committee, assists this committee in determining any compensation to be awarded to executive officers other than himself. Dr. Sayare also provides supplemental information regarding performance evaluations of executive officers other than himself.

Lead Director.   Mr. Carter has served as lead director since September 2002 and was reappointed by the independent members of the Board of Directors in September 2006. The lead director’s principal duties include: chairing and communicating to the Chief Executive Officer the results of executive Board sessions; interfacing, on behalf of the outside directors, with management on the evaluation of strategic and other issues; communicating with non-employee directors regarding management plans and initiatives; and such other duties as the Board may from time to time determine.

Shareholder Communications to the Board

The Board has established a process to receive communications from shareholders. Shareholders may contact any member (or all members) of the Board by mail. To communicate with the Board of Directors, any individual director(s) or any group or committee of directors, correspondence should be addressed to the Board of Directors or any such individual director(s) or group or committee of directors by either name or title. All such correspondence should be sent to the attention of the Corporate Secretary at ImmunoGen, Inc., 128 Sidney Street, Cambridge, MA 02139.

All communications received as set forth in the preceding paragraph will be opened by the Finance Department for the sole purpose of determining whether the contents represent a message to our directors. Any contents that are not in the nature of advertising, promotions of a product or service, or patently offensive material will be forwarded promptly to the addressee. In the case of communications to the Board or any individual director or group or committee of directors, the Finance Department will make sufficient copies of the contents to send to such director or each director who is a member of the group or committee to which the envelope is addressed.

It is our policy that directors are invited and encouraged to attend the Annual Meeting. Drs. Sayare, Villafranca and Onetto and Messrs. Carter and Skaletsky attended our 2006 Annual Meeting of Shareholders.

Executive Officers

The names of and certain other information as of the date hereof regarding each of our current executive officers who is not also a member of the Board of Directors is set forth below. Executive officers serve at the pleasure of the Board.

Name of Executive Officer	Age	Principal Occupations During the Last Five Years_
Daniel M. Junius	55

Daniel M. Junius, Executive Vice President and Chief Financial Officer, joined us in May 2005. Mr. Junius was our Senior Vice President and Chief Financial Officer from May 2005 through June 2006. Mr. Junius served as Executive Vice President and Chief Financial Officer of New England Business Service (NEBS) from 2002 until 2004 and served as Senior Vice President and Chief Financial Officer of NEBS prior to 2002.

John M. Lambert	56

John M. Lambert, Ph.D., Senior Vice President, Pharmaceutical Development, joined us in 1987, and has held his current position since prior to 2002. Dr. Lambert received his Ph.D. in Biochemistry from Cambridge University in England.

COMPENSATION DISCUSSION AND ANALYSIS

We have prepared the following Compensation Discussion and Analysis, or CD&A, to provide you with information that we believe is necessary to understand our executive compensation policies and decisions as they relate to the compensation of our named executive officers.

Introduction

The Compensation Committee of the Board is comprised entirely of non-employee directors. The Compensation Committee determines the base salaries of the Company’s executive officers and the amount of cash incentive awards, if any, to be paid to the executive officers. In addition, the Compensation Committee administers the grant of equity compensation awards under the 2006 Employee, Director and Consultant Equity Incentive Plan, or the Plan, which was approved by our shareholders at last year’s annual meeting on November 14, 2006. This CD&A is intended to provide a clear, concise and understandable disclosure of all plan and non-plan compensation awarded to, earned by or paid to our named executive officers. Our named executive officers include our principal executive officer, principal financial officer and our three most highly compensated executive officers who served in such capacities during all, or any portion, of the 2007 fiscal year.

Compensation Philosophy

The Compensation Committee’s fundamental executive compensation philosophy is to enable us to attract and retain key executives, and to motivate those executives to achieve our long-term objective of creating significant shareholder value through our antibody and immunoconjugate technology and expertise. Attracting and retaining key executives is important to any organization. This challenge is especially difficult in the biotechnology industry where executives are required to remain focused and committed, often throughout many years of product development, regulatory approvals and financial instability. It is a highly competitive industry with many biotechnology companies at a similar stage of development located in close proximity to our headquarters.

Each executive officer’s compensation package is reviewed at least annually and may be comprised of up to three components: base salary, incentive cash bonuses and stock options. Our executive officers are eligible to participate in all employee benefit programs generally available to all of our other employees. In addition, we also provide our executives with benefits if they are terminated for certain circumstances or in the case of a change in control of the company. To assist the Compensation Committee in establishing a targeted total compensation level for our executives and the components of that compensation, we engaged Radford Consulting, a nationally recognized consulting firm, to perform a study of the compensation of senior management at several public biotechnology companies of comparable size. Those biotechnology companies, chosen due to their comparability, or Peer Companies, included Accentia Biopharmaceuticals, Acusphere, Antigenics, ArQule, Ariad Pharmaceuticals, Cell Therapeutics, CuraGen, Durect, Dyax, Favrille, Genvec, Immunomedics, Kosan Biosciences, Phayrmacyclics, SciClone Pharmaceuticals, Seattle Genetics, Sunesis, Valera Pharmaceuticals, Viacell, Vical and XOMA. This study also contributed to the determination of how to allocate the executive’s compensation between the various components described below.

Our compensation programs are designed to reward progress towards creating significant shareholder value. Specific corporate objectives are used as a goal, particularly with respect to our cash incentive awards. For fiscal year 2007, objectives were established by mutual agreement between the Compensation Committee and our management. These objectives targeted specific, measurable milestones across a range of activities including: (i) internal product advancement (37.5% of total), (ii) support of partner programs (25% of total), (iii) business development (30% of total) and (iv) financial performance (10% of total). In the aggregate these objectives, if achieved, would represent significant progress in advancing our products and through our collaborators, our technology platform. The Compensation Committee felt that with the difficulties inherent in some of the objectives, and the inter-dependencies that existed among some objectives, the weighting of the objectives would be allowed to mathematically sum to an amount slightly greater than 100%. In July 2007, the Compensation Committee set fiscal year 2008 objectives in a similar manner and the objectives targeted activities including: (i) internal product advancement (60% of total), (ii) support of partner programs (17.5% of total), (iii) business development (5% of total) and (iv) financial performance (17.5% of total). Additional objectives were also set for 2008 in each category that, if achieved, could result in a bonus percentage of 150%. In fiscal year 2008, if at least 50% of the objectives are not achieved, the bonus percentage will be zero. We believe the objectives set are realistic yet challenging, particularly given the uncertainty and risks inherent in our business and that we do not control the actions of our collaborators. The executive officers are evaluated based on our achievement of our corporate objectives as well as their individual contributions to our performance. When evaluating the performance of the individual executives, the Compensation Committee also considers factors such as changes in business conditions and other relevant external circumstances. Our Chief Executive Officer, though not a member of the Compensation Committee, assists the Compensation Committee in determining any compensation to be awarded to executive officers other than him. He also provides supplemental information regarding performance evaluations of executive officers other than him.

Components of Compensation

Base Salaries

We provide senior management with a level of assured cash compensation in the form of a base salary that represents their professional status and accomplishments. The Compensation Committee sets the salaries of our executive officers by reviewing, along with our Chief Executive Officer, independently prepared surveys of biotechnology industry compensation as well as other available information on the base salaries of executive officers in comparable positions in the Peer Companies. Comparative factors considered include, but are not limited to, company size, stage of development of a company’s products and geographic location. The Compensation Committee uses the collected data as well as the experience of the members of the Compensation Committee in hiring and managing personnel to set salaries. The Compensation Committee also takes into account, for both current and new executive officers, competitive industry factors, breadth of experience, length of service, recent individual performance and the anticipated level of difficulty of replacing the officer with someone of comparable experience and skill, as well as the recommendation of the Chief Executive Officer for executive officers other than himself. Our executive officer base salaries, as paid during fiscal 2007, are estimated to range from the 40th to 95th percentile of an index which includes our Peer Companies and a broader survey of biotechnology companies who have comparable employee populations. The base salary of our Chairman of the Board, President and Chief Executive Officer is estimated to be slightly below the 50th percentile of such range.

In certain cases initial annual base compensation was established pursuant to employment agreements with executive officers. The terms of such employment contracts were reviewed and authorized by the

Board (including members of the Compensation Committee but excluding any interested officer) and were consistent with our compensation policies then in place.

As a result of the reviews and analysis described above, in June 2006, Dr. Sayare’s annual base salary was set at $441,600 for fiscal year 2007, Dr. Blättler’s annual base salary was set at $319,500, Mr. Junius’ annual base salary was set at $330,000, Dr. Lambert’s annual base salary was set at $268,230 and Ms. Ryan’s annual base salary was set at $254,725. Ms. Ryan resigned in July 2007 and we do not have any ongoing compensation obligations to her. In March 2007, Dr. Blättler left our company, but under terms of his employment agreement he is being paid at the above annual rate for one year following his separation date.

Cash Incentive Awards

We do not have formal incentive or bonus plans for executives. As discussed above, the Compensation Committee does, however, establish key performance criteria to be met annually by us and evaluates our actual performance against those criteria in its determination of whether cash incentive payments should be made to executives or other employees. Such criteria include our actual financial performance against our plan for the applicable fiscal year, our meeting certain research and development milestones and meeting key targets associated with collaborators. At the discretion of the Compensation Committee, bonuses in excess of the calculated result may be made for exceptional performance or other similar reasons. Consistent with our approach described above for allocating overall targeted compensation among the three components of compensation, target bonus awards as a percentage of their base salary were set for the named executive officers as follows: Dr. Sayare—40%, Mr. Junius—35%, Dr. Lambert—30%, Ms. Ryan—30% and Dr. Blättler—35%. These percentages remain the same each year unless changed by the Compensation Committee. During fiscal year 2007, Dr. Sayare’s bonus target percentage was increased to 50% in conjunction with his signing of an employment agreement with us. The increase in Dr. Sayare’s bonus target was based on a review of the results of the Radford Consulting study of comparable biotechnology company compensation practices and brought Dr. Sayare’s bonus in line with the 50th percentile of bonuses paid by our Peer Companies. Based upon our evaluation of the performance criteria established for fiscal year 2007, the following annual bonuses were awarded to our executive officers and paid during the fiscal year ended June 30, 2007: $187,000 (85% of bonus target) to Dr. Sayare, $98,000 (85% of bonus target) to Mr. Junius, $90,000 (112% of bonus target) to Dr. Lambert and $80,000 (105% of bonus target) to Ms. Ryan. No bonus was paid to Dr. Blättler during fiscal year 2007 due to his departure in March 2007. Ms. Ryan and Dr. Lambert were awarded bonuses in excess of the calculated result due to additional responsibilities assumed during the year as a result of the departure of Dr. Blättler.

Equity Incentive Plan

Consistent with our approach described above for allocating overall targeted compensation among the three components of compensation, stock options were awarded to the named executive officers during fiscal year 2007. Subject to the provisions of the Plan, the Compensation Committee has the authority to determine the forms(s) of equity incentive awards, the terms under which equity incentive awards are granted and the individuals to whom such awards may be granted. While we have historically awarded only stock options, the Compensation Committee has the ability under the Plan to award other forms of equity incentive compensation including, but not limited to, restricted shares. The Compensation Committee believes that equity participation is a key component of our executive compensation program. The Plan is our major long-term incentive plan, designed to retain executive officers and other employees and motivate them to enhance shareholder value by aligning the long-term interests of our management and other employees with those of our shareholders. The Compensation Committee believes that stock options provide an effective long-term incentive for all employees to create shareholder value as the full benefit of the options cannot be realized unless there is an appreciation in the price of our common stock. Stock option awards are commonly provided to a broad range of employees in the biotechnology industry due to the competitive nature of the business. Our executive officers participate in the Plan in the same manner as all of our full-time employees. Initial stock option awards for new employees, which are individually determined prior to and/or negotiated in conjunction with the commencement of employment, are derived from our employee’s anticipated contribution to our success and are designed to be competitive with awards granted by other biotechnology companies. Subsequent annual stock option awards take into consideration levels of prior grants, position and seniority, competitive practices and individual performance. All options are issued with exercise prices equal to the fair market value of our common stock on the date of grant as determined in accordance with the Plan. For new employees, this is the first day of employment. Annual grants of options are generally made in June of each fiscal year. This timing aligns the option award with the annual performance review of our employees. The annual option awards granted in fiscal year 2007 vest as to one-third of the shares on each anniversary of the date of grant. Vesting of options may be accelerated and options of executives shall become fully exercisable if we were to experience a change in control (see “Potential Payments Upon Termination Or Change-In-Control”). During fiscal year 2007, on June 12, 2007, the named executive officers were awarded stock options as follows: Dr. Sayare, 160,000 options, Mr. Junius, 80,000 options, Dr. Lambert, 60,000 options and Ms. Ryan, 60,000 options. Dr. Blättler was not granted any options in fiscal year 2007 as he was no longer employed by us on June 12, 2007. These option awards granted were at the 75th percentile of options awarded by our Peer Companies. In setting the option awards at this level, the Compensation Committee took into consideration that prior year option awards had delivered a benefit which was below the 50th percentile.

Benefits

We provide the following benefits to the named executive officers on the same basis as the benefits provided to all employees:

•       Health, dental and vision insurance;

•       Life insurance;

•       Accidental death and dismemberment insurance;

•       Health and dependent care flexible spending account;

•       Short and long-term disability; and

•       401(k) plan.

Severance Compensation and Termination Protection

We have entered into agreements with our current named executive officers relating to employment, severance and proprietary information, inventions and competition. In making determinations of salary and benefits to be provided under these employment and severance agreements, the Compensation

Committee took into consideration existing contractual commitments and market practices. These agreements provide for severance compensation to be paid and stock options to be accelerated if the executives are terminated by us without “cause,” as defined in the agreements. These agreements also provide benefits to the named executive officers should we undergo a “Change in Control,” as defined in the agreements, and the executive resigns for certain defined reasons, called “Good Reason,” in the agreements. See “Potential Payments Upon Termination Or Change-In-Control” for a discussion of these agreements and the potential benefits payable to the named executive officers. The proprietary information, inventions and competition agreements assigns the rights of any proprietary information and inventions to us and provides that the executive will not compete in our “field of interest” for one year following the termination of their employment nor solicit anyone else to leave our employ during that same time period. The Compensation Committee believes these agreements are necessary to attract and retain qualified executives, while preserving the ability to make changes in senior management should that be determined to be in our best interest. Further, these agreements help better align the executive’s interests with those of the shareholders in the event a major transaction that could result in an executive’s termination, due to a change in control or other scenario, is being pursued. Benefits that would be made under the above described agreements would not be “grossed up” in the event that such benefits would be subject to the 20% excise tax imposed by Section 4999 of the Internal Revenue Code. Instead, each executive would be allowed to receive, on an after-tax basis, the greater of such benefits or such lesser amount of benefits as would result in no portion of the benefits being subject to the excise tax.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table shows the total compensation paid or accrued during fiscal year ended June 30, 2007 to our Chief Executive Officer, Chief Financial Officer and our three next most highly compensated executive officers who earned more than $100,000 during the fiscal year.

Name and Principal Position	Salary ($) (1)	Bonus ($) (2)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($) (4)	All Other Compensation ($) (5)		Total ($)
Mitchel Sayare, Ph.D.	441,600	—	287,472	187,000	4,474		920,546
Chairman of the Board,
Chief Executive Officer and President
Daniel M. Junius	330,000	—	275,015	98,000	4,160		707,175
Executive Vice President
Finance and Chief Financial Officer
John M. Lambert, Ph.D.	268,230	21,062	133,155	68,938	2,955		494,340
Senior Vice President,
Pharmaceutical Development
Pauline Jen Ryan(7)	254,725	15,046	125,509	64,954	4,089		464,323
Senior Vice President,
Corporate Development and Operations
Walter A. Blättler, Ph.D.(8)	220,902	—	227,043	—	379,928	(6)	827,873
Executive Vice President,
Science and Technology

(1)             Includes amounts, if any, deferred by each individual under the ImmunoGen, Inc. 401(k) Plan and Trust (the “401(k) Plan”).

(2)             Amounts represent discretionary payments awarded due to additional responsibilities assumed by the named executive officer during the fiscal year as a result of the departure of Dr. Blättler. Performance-based bonuses are generally paid under our cash bonus program and reported as Non-Equity Incentive Plan Compensation.

(3)             Represents the dollar amount recognized for financial reporting purposes during 2007 in accordance with FAS 123(R) and therefore includes amounts from awards granted in and prior to 2007. Please see the notes to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended June 30, 2007 for the assumptions applied in the calculations. The amounts do not include any estimate for future forfeitures however it does include a reversal of expense in the amount of $78,992 for forfeitures by Dr. Blättler as a result of his departure from our company in March 2007.

(4)             Represents fiscal year 2007 performance-based amounts paid in June 2007.

(5)             Fiscal year 2007 amounts in the All Other Compensation column include term life insurance premiums of $1,251 for Dr. Sayare, $980 for Mr. Junius, $937 for Dr. Lambert, $927 for Ms. Ryan and $648 for Dr. Blättler. Also included are matching contributions under the 401(k) Plan of $3,223 for Dr. Sayare, $3,180 for Mr. Junius, $2,018 for Dr. Lambert, $3,162 for Ms. Ryan and $1,935 for Dr. Blättler.

(6)             Also includes amounts paid or accrued to Dr. Blättler under terms of his separation agreement for accumulated vacation time, $33,179, one year’s salary, $319,500 and healthcare continuation, $24,667

(7)             Ms. Ryan left our company in July 2007.

(8)             Dr. Blättler left our company in March 2007.

Grants of Plan Based Awards

The following table sets forth information regarding annual incentive cash awards and stock options granted under our equity incentive plan during fiscal year 2007 to each individual named in the Summary Compensation Table.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Possible Payouts Under Equity Incentive Plan Awards (2)_			Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock
		Threshold	Target	Maximum	Threshold	Target	Maximum	($/Sh)	and Option
Name	Grant Date	($)	($) (1)	($) (1)	(#)	(#)	(#)	(3)	Awards
Mitchel Sayare, Ph.D.	6/12/2007	—	220,800	226,320	—	160,000	—	5.77	662,400
Daniel M. Junius	6/12/2007	—	115,500	118,388	—	80,000	—	5.77	331,200
John M. Lambert, Ph.D.	6/12/2007	—	80,468	82,480	—	60,000	—	5.77	248,400
Pauline Jen Ryan(4)	6/12/2007	—	76,417	78,327	—	60,000	—	5.77	248,400
Walter A. Blättler, Ph.D.(5)	N/A	—	—	—	—	—	—	—	—

(1)                The targeted non-equity incentive plan award is equivalent to the amount that would be awarded if the calculated result of objectives achieved was 100%, and the maximum amount is 102.5%. At the discretion of the Compensation Committee, bonuses in excess of the calculated result may be made for exceptional performance or other similar reasons.

(2)                All options were granted on June 12, 2007 and vest ratably over three years beginning on the date of grant. Under certain circumstances, vesting of options may be accelerated and options may become fully exercisable.

(3)                The exercise price was equal to the fair market value of the common stock on the date of grant.

(4)                Ms. Ryan left our company in July 2007 and had therefore received a cash incentive payment and equity incentive grant for fiscal year 2007. The incentive plan options were subsequently cancelled upon her departure.

(5)                Dr. Blättler left our company in March 2007 and accordingly no incentive plan payments were made to him.

We entered into employment agreements with Drs. Lambert and Sayare and Mr. Junius on November 30, 2006. The agreements are for a two-year term and are renewed automatically for one year unless either party provides at least nine months advance notice of its intention to terminate the agreement. These agreements provided for annual salaries of $441,600 for Dr. Sayare, $330,000 for Mr. Junius and $268,230 for Dr. Lambert for our fiscal year ending June 30, 2007 and such salaries are subject to an annual review. The agreements prescribe that each executive is eligible to earn an annual bonus based on corporate and personal objectives set by the Board of Directors on an annual basis. These annual bonus targets are set as a percentage of the executive’s base pay and are set at 50% for Dr. Sayare, 35% for Mr. Junius and 30% for Dr. Lambert. Based upon the Compensation Committee’s evaluation of the performance criteria established for fiscal year 2007 discussed above, the following annual bonuses were awarded to our executive officers and paid during the fiscal year ended June 30, 2007: $187,000 (85% of bonus target) to Dr. Sayare, $98,000 (85% of bonus target) to Mr. Junius and $90,000 (112% of bonus target) to Dr. Lambert. Dr. Lambert was awarded a bonus in excess of the calculated result due to additional responsibilities assumed by him during the year as a result of the departure of Dr. Blättler.

During fiscal year 2007, the executives were granted, under our 2006 Employee, Director and Consultant Equity Incentive Plan, options to purchase our stock at the fair value of the price of the stock at the date of the grant in June 2007. These options vest ratably over three years unless the executive is terminated without cause. In that case, that portion of unvested options then held by the executive, if any, that would have vested during the twelve month period following the effective date of employment termination but for such termination shall vest and be immediately exercisable as of the date of the employment termination. Option awards were granted as follows in June 2007: Dr. Sayare—160,000 options, Mr. Junius—80,000 options, Dr. Lambert—60,000 options and Ms. Ryan—60,000 options. Due to Ms. Ryan’s resignation in July 2007, her options were cancelled.

Dr. Sayare, Mr. Junius and Dr. Lambert each also entered into severance and proprietary information, inventions and competition agreements as of the same date as their employment agreements. The details of the severance agreements are discussed in the section titled “Potential Payments Upon Termination Or Change-In-Control” of this proxy statement. The proprietary information, inventions and competition agreements assigns the rights of any proprietary information and inventions to us and provide that the executive will not compete in our “field of interest” for one year following the termination of their employment nor solicit anyone else to leave our employ during that same time period.

Outstanding Equity Awards At Fiscal Year-End

The following table shows grants of stock options outstanding on the last day of the fiscal year ended June 30, 2007 to each of the executive officers named in the Summary Compensation Table.

	Option Awards
Name	Option Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date
Mitchel Sayare, Ph.D.	8/11/1997	75,000	—		1.31	8/11/2007
	12/31/1997	229,166	—		0.84	12/31/2007
	1/14/1999	80,000	—		2.25	1/14/2009
	1/19/2000	85,000	—		6.78	1/19/2010
	1/25/2001	165,000	—		20.75	1/25/2011
	6/5/2002	150,000	—		3.95	6/5/2012
	6/12/2003	95,000	—		3.91	6/12/2013
	6/17/2004	75,000	—		6.27	6/17/2014
	6/9/2005	50,000	25,000	(1)	5.35	6/9/2015
	6/8/2006	25,000	50,000	(1)	3.19	6/8/2016
	6/12/2007	—	160,000	(1)	5.77	6/12/2017
Daniel M. Junius	5/9/2005	100,000	100,000	(2)	5.74	5/9/2015
	6/8/2006	21,667	43,333	(1)	3.19	6/8/2016
	6/12/2007	—	80,000	(1)	5.77	6/12/2017
John M. Lambert, Ph.D.	1/14/1999	54,000	—		2.25	1/14/2009
	1/19/2000	70,000	—		6.78	1/19/2010
	1/25/2001	94,500	—		20.75	1/25/2011
	6/5/2002	80,000	—		3.95	6/5/2012
	6/12/2003	45,000	—		3.91	6/12/2013
	6/17/2004	35,000	—		6.27	6/17/2014
	6/9/2005	23,334	11,666	(1)	5.35	6/9/2015
	6/8/2006	11,667	23,333	(1)	3.19	6/8/2016
	6/12/2007	—	60,000	(1)	5.77	6/12/2017
Pauline Jen Ryan	5/10/1999	40,000	—		2.47	5/10/2009
	1/19/2000	25,000	—		6.78	1/19/2010
	1/25/2001	67,500	—		20.75	1/25/2011
	6/5/2002	65,000	—		3.95	6/5/2012
	6/12/2003	35,000	—		3.91	6/12/2013
	6/17/2004	30,000	—		6.27	6/17/2014
	6/9/2005	23,334	11,666	(1)	5.35	6/9/2015
	6/8/2006	11,667	23,333	(1)	3.19	6/8/2016
	6/12/2007	—	60,000	(1)	5.77	6/12/2017
Walter A. Blättler, Ph.D.		—	—

(1)          Options vest ratably, annually over three years beginning on the date of the grant. Under certain circumstances, vesting of options may be accelerated and options may become fully exercisable.

(2)          Options vest ratably, annually over four years beginning on the date of the grant. Under certain circumstances, vesting of options may be accelerated and options may become fully exercisable

(3)          Due to Ms. Ryan’s resignation, all of her unvested options were cancelled in July 2007.

Option Exercises and Stock Vested

The following table shows information regarding exercises of options to purchase our common stock for each executive officer named in the Summary Compensation Table during the fiscal year ended June 30, 2007.

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)
Mitchel Sayare, Ph.D.	—	—
Daniel M. Junius	—	—
John M. Lambert, Ph.D.	91,667	341,032
Pauline Jen Ryan	—	—
Walter A. Blättler, Ph.D.	590,417	1,250,124

(1)          Amounts shown in this column do not necessarily represent actual value realized from the sale of the shares acquired upon exercise of options because in many cases the shares are not sold on exercise but continue to be held by the executive officer exercising the option. The amounts shown represent the difference between the option exercise price and the market price on the date of exercise, which is the amount that would have been realized if the shares had been sold immediately upon exercise.

Potential Payments Upon Termination Or Change-In-Control

We have entered into agreements with Drs. Sayare and Lambert and Mr. Junius relating to employment, severance and proprietary information, inventions and competition. These agreements provide for severance compensation to be paid and vesting of stock options to be accelerated if the executives are terminated without cause by us. “Cause” is defined in the agreements. They also provide benefits to the particular named executive officer should we undergo a “Change in Control,” defined below, and the executive resigns due to “Good Reason,” also defined below. The proprietary information, inventions and competition agreements assign the rights of any proprietary information and inventions to us and provide that the executive will not compete in our “field of interest” for one year following the termination of their employment nor solicit anyone else to leave our employ during that same time period. Benefits that would be made under the above described agreements would not be “grossed up” in the event that such benefits would be subject to the 20% excise tax imposed by Section 4999 of the Internal Revenue Code. Instead, each executive would be allowed to receive, on an after-tax basis, the greater of such benefits or such lesser amount of benefits as would result in no portion of the benefits being subject to the excise tax.

Should any of the current executives be terminated for cause, as a result of their disability or death, or resign on their own choice, they would be paid their annual salary through their termination date, their accrued but unused vacation days, any expenses still to be reimbursed and their annual bonus related to the most recently completed fiscal year if not already paid. If the termination is a result of the executive’s disability, Mr. Junius and Dr. Lambert would also receive an additional four months of their then-current base salary. Dr. Sayare would receive an additional six months salary in that circumstance.

Should any of the current executives be terminated without cause, they would receive the same payments as if they were terminated for cause except for the disability pay. In addition Dr. Sayare would receive 18 months of his then-current base salary and Mr. Junius and Dr. Lambert would receive 12 months. The executive’s medical coverage would be continued at the same rate as active employees for a period of 18 months. Also, in the case of termination without cause, that portion of unvested options then held by the executive, if any, that would have vested during the twelve month period following the effective date of employment termination but for such termination shall vest and be immediately exercisable as of the date of the employment termination.

The payments described under the termination scenarios above, unless legally required, are not obligated to be paid unless and until the executive has executed a timely separation agreement in a form acceptable to us, which shall include a release of claims between us and the executive, and may include provisions regarding mutual non-disparagement and confidentiality.

In the event that within a period of two months before or two years following the consummation of a “Change in Control” we elect to terminate a current executive’s employment other than for cause, or if the executive elects to terminate his employment for “Good Reason,” the executive shall be entitled to the following:

(i)            The executive’s target annual bonus for the fiscal year in which such termination occurs at 100% of such target annual bonus, pro-rated by the number of calendar days in which the executive is employed by us.

(ii)        A lump sum payment for Dr. Sayare in an amount equal to two times his annual salary and one and one half times for Mr. Junius and Dr. Lambert.

(iii)    All outstanding options, restricted stock and other similar rights held by the executive shall become 100% vested.

(iv)      Continuation of medical insurance coverage for the executive and the executive’s family for 18 months (24 months for Dr. Sayare) from the separation date under the same terms available to other active employees.

The severance agreements define “Change of Control” to mean the occurrence of any of the following events:

(i)            Any “Person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “Beneficial Owner” (as defined in Rule 13d-3 under the Act), directly or indirectly, of our securities representing 50% or more of the total voting power represented by our then-outstanding voting securities (excluding for this purpose any such voting securities held by us or our affiliates or by any of our employee benefit plans) pursuant to a transaction or a series of related transactions which the Board of Directors does not approve; or

(ii)        (A) A merger or consolidation whether or not approved by the Board of Directors, other than a merger or consolidation which would result in our voting securities outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or the parent of such corporation) at least 50% of the total voting power represented by our voting securities or such surviving entity or parent of such corporation, as the case may be, outstanding immediately after such merger or consolidation; (B) or our shareholders approve an agreement for our sale or disposition by us of all or substantially all of our assets; or

(iii)    A change in the composition of the Board of Directors, as a result of which, fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” shall mean directors who either (A) are directors of the Company as of November 11, 2006, or (B) are elected, or nominated for election, to the Board of Directors with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to our Board).

The severance agreements define “Good Reason” to mean the occurrence of any of the following events without the executive’s consent:

(i)            A change in the principal location at which the executive performs his duties for us to a new location that is at least forty miles from the prior location.

(ii)        A material change in the executive’s authority, functions, duties or responsibilities as compared to his current standing.

(iii)    A reduction in the executive’s base salary.

(iv)      A reduction in the executive’s target annual bonus.

The following table shows the potential payments due to each executive officer named in the Summary Compensation Table upon termination of their employment without cause as if it occurred on June 30, 2007, except for Dr. Blättler.  Dr. Blättler’s payments are based on his separation date in March 2007, when these payments were triggered.

	Termination Without Cause—Not in Connection with a Change in Control—Not for a Disability
Name	Salary(1)	Healthcare Continuation (2)	Value Realized on Accelerated Options (3)	Total
Mitchel Sayare, Ph.D.	$662,400	$24,667	$64,000	$751,067
Daniel M. Junius	330,000	24,667	51,134	405,801
John M. Lambert, Ph.D.	268,230	24,667	29,865	322,762
Pauline Jen Ryan(4)	—	—	—	—
Walter A. Blättler, Ph.D.(5)	319,500	24,667	24,484	368,651

(1)          Amounts shown in this column represent 18 months of salary for Dr. Sayare and 12 months of salary for Dr. Lambert, Dr. Blättler and Mr. Junius.

(2)          Amounts shown in this column represent 18 months of healthcare coverage at COBRA rates.

(3)          Amounts shown in this column represent the aggregate net proceeds of only the options that would accelerate upon a termination without cause. Net proceeds are calculated by multiplying the number of accelerated in-the-money options by the difference in the latest closing price of our common stock as of June 30, 2007 ($5.55), unless otherwise stated, and the exercise price for the accelerated options.

(4)          Ms. Ryan resigned in July 2007 and did not have a signed employment agreement that would have provided any potential payments or option acceleration.

(5)          Dr. Blättler left our company in March 2007 and that event triggered these benefits. The value realized on accelerated options is based on the closing price of our common stock as of March 5, 2007.

The following table shows the potential payments due to each executive officer named in the Summary Compensation Table upon termination of their employment following a change in control and for good reason as if it occurred on June 30, 2007.

	Termination Related to a Change in Control and for Good Reason
Name	Salary(1)	Healthcare Continuation(2)	Value Realized on Accelerated Options(3)	Total
Mitchel Sayare, Ph.D.	$883,200	$32,889	$123,000	$1,039,089
Daniel M. Junius	495,000	24,667	102,266	621,933
John M. Lambert, Ph.D.	402,345	24,667	57,399	484,411
Pauline Jen Ryan(4)	—	—	—	—
Walter A. Blättler, Ph.D.(5)	—	—	—	—

(1)          Amounts shown in this column represent 2 years of salary for Dr. Sayare and 18 months of salary for Dr. Lambert and Mr. Junius.

(2)          Amounts shown in this column represent 24 months of healthcare coverage at COBRA rates for Dr. Sayare and 18 months for the other executives.

(3)          Amounts shown in this column represent the aggregate net proceeds of only the options that would accelerate upon a termination related to a change in control and for Good Reason. Net proceeds are calculated by multiplying the number of accelerated in-the-money options by the difference in the latest closing price of our common stock as of June 30, 2007 ($5.55) and the exercise price for the accelerated options.

(4)          Ms. Ryan resigned in July 2007 and did not have a signed employment agreement that would have provided any of these potential payments.

(5)          Dr. Blättler left our company in March 2007 and accordingly there were no potential payments due to him as of June 30, 2007 for a termination related to a change in control and for good reason.

Director Compensation

The following table shows the total compensation paid or accrued during the fiscal year ended June 30, 2007 to each of our directors.

Name	Fees Earned or Paid in Cash ($)	All Other Compensation ($) (4)	Total ($)
David W. Carter	65,198	37,500	102,698	(1)
Nicole Onetto, MD	34,307	37,500	71,807	(2)
Mark Skaletsky	38,807	37,500	76,307
Joseph J. Villafranca, Ph.D	23,057	50,904	73,961	(2)
Stephen McCluski	2,150	65,000	67,150	(3)

(1)          Includes $29,891 that represents Mr. Carter’s compensation for service as lead director during fiscal 2007.

(2)          Drs. Onetto and Villafranca also participate in the Company’s Scientific Advisory Board. During fiscal year 2007, Dr. Onetto and Dr. Villafranca received $2,500 for their participation in the Scientific Advisory Board.

(3)          Mr. McCluski joined the Board in April 2007 and accordingly, received a first-time retainer of $65,000 in deferred share units.

(4)          Amounts represent dollar value of deferred share units at time of award. These units and amounts vest over various periods of time as explained below.

Effective July 1, 2004 through November 15, 2006, directors received the following compensation. For services on the Board and Board Committees, non-employee directors received annual meeting fees of (1) $25,000 per year, payable quarterly in arrears and (2) an annual retainer of $40,000 of deferred share units upon initial appointment to the Board of Directors and $20,000 of deferred share units annually on the first day of our fiscal year thereafter. All deferred share units vested ratably over twelve months, and the number of units was determined by the closing price of ImmunoGen common stock on the date of grant. All deferred share units were to be paid in cash based upon the closing price of ImmunoGen common stock on the date the individual director ceased to be a director. The lead director has been entitled to additional annual cash compensation of $40,000, payable quarterly in arrears.

Under the provisions of the Company’s 2004 Non-Employee Director Compensation and Deferred Share Unit Plan, or the 2004 Plan, that was approved by us in June 2004, the non-employee directors may elect to receive their meeting fees and the lead director may elect to receive the lead director fee in the form of cash or deferred share units. Directors are also reimbursed for reasonable travel expenses incurred with respect to attending Board meetings. No additional compensation has been paid for attendance at, or activities related to, Board, Audit, Corporate Governance and Nominating and/or Compensation Committee meetings. No additional compensation has been paid to directors who are our employees for their service on the Board.

On September 5, 2006, the Board of Directors approved certain changes to the compensation of our non-employee directors effective November 15, 2006.

A summary of the changes is as follows:

(i)            The annual meeting fee was increased from $25,000 to $35,000 per annum, payable quarterly in arrears in either cash or deferred share units.

(ii)        The lead director fee was decreased from $40,000 to $30,000 per annum, payable quarterly in arrears in either cash or deferred share units.

(iii)    Chairpersons of the Audit, Compensation and Governance and Nominating Committees receive an annual fee of $15,000, $9,000 and $9,000, respectively, payable quarterly in arrears in either cash or deferred share units.

(iv)      Members of the Audit, Compensation and Governance and Nominating Committees, other than the Chairpersons, receive an annual fee of $8,000, $5,000 and $5,000, respectively, payable quarterly in arrears in either cash or deferred share units.

(v)          The annual retainer to be issued as deferred share units to continuing directors was increased from $20,000 to $30,000 and the number of deferred shares units which shall be granted will be based upon the closing price of our common stock on the date of the annual meeting of shareholders. The deferred share unit grants issued upon initial appointment to the Board of Directors were increased from $40,000 to $65,000. All of these grants vest quarterly over three years instead of ratably over twelve months.

(vi)      Because each continuing director received a deferred share unit grant of $20,000 on July 1, 2006, deferred share unit grants for $17,500, vesting quarterly over a three year period, were granted to each continuing director on November 15, 2006 to compensate them for the changes made to the amount and timing of their annual retainer grants.

(vii)  In addition to the changes under the 2004 Plan, our directors who serve on one or more of our Scientific Advisory Boards will receive an annual cash retainer of $5,000, payable quarterly in arrears.

Instead of cash, shares of common stock will now be issued under the Plan upon redemption of deferred share units that have been or may in the future be issued to our non-employee directors pursuant to the terms of our 2004 Plan, as amended.

Equity Compensation Plan Information

	(a)	(b)	(c)
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders(1)	5,762,525	$6.54	2,279,480
Equity compensation plans not approved by security holders	—	—	—
Total	5,762,525	$6.54	2,279,480

(1)          These plans consist of the Restated Stock Option Plan and the 2006 Employee, Director and Consultant Equity Incentive Plan.

COMPENSATION COMMITTEE REPORT *

The Compensation Committee has reviewed and discussed with management of ImmunoGen, Inc. the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K which appears elsewhere in this proxy statement. Based on this review and discussion, the Compensation Committee recommended to the full Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Submitted by the ImmunoGen Compensation Committee

Mark Skaletsky, Chairman
Nicole Onetto
Joseph J. Villafranca

*                    The report of the Compensation Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Exchange Act, except to the extent that we specifically incorporate this report by reference.

AUDIT COMMITTEE REPORT

The Audit Committee, as described earlier in the section titled “Information About the Company’s Directors and Current Executive Officers” of this proxy statement, is comprised of three independent directors. The role of the Audit Committee is to assist the Board of Directors in its oversight of the Company’s accounting and financial reporting principles, policies and procedures as well as the adequacy of the Company’s systems of internal accounting control and the quality and integrity of the Company’s financial statements. All members of the Audit Committee meet the NASDAQ Global Marketplace rules test for independence. The Audit Committee operates pursuant to a charter that was most recently amended by the Board on August 8, 2007. As set forth in that amended Charter, management of the Company is responsible for the preparation, presentation and integrity of the Company’s financial statements, our accounting and financial reporting principles and internal accounting controls designed to assure compliance with accounting standards and applicable laws and regulations. The Company’s independent auditors are responsible for auditing the Company’s financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States.

In assisting the Board in its oversight function, the Audit Committee has considered and discussed the Company’s audited financial statements for the year ended June 30, 2007 with management and the Company’s independent auditors, Ernst & Young LLP. The Audit Committee has also discussed and reviewed with the independent auditors the matters required to be discussed by the current Statement on Auditing Standards No. 61, “Communication with Audit Committees,” as amended. The Audit Committee has also received the written disclosures and the letter from the independent auditors required by Rule 3600T of the Public Company Accounting Oversight Board which adopts on an interim basis Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees” and has discussed with the independent auditors the auditors’ independence from the Company and its management. The Audit Committee has also discussed with management and the independent auditors the quality and adequacy of the Company’s internal accounting controls. The Audit Committee has reviewed with the independent auditors their audit plan, audit scope and identification of audit risks for the year ended June 30, 2007 and has considered, with a view to maintaining the independence of the Company’s independent auditors, the nature and scope of the non-audit services supplied to the Company by the independent auditors.

The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting, are not experts in the fields of accounting or auditing and are not employed by the Company for accounting or financial management or for any aspects of the Company’s systems of internal accounting control. Members of the Audit Committee rely, without independent verification, on the information provided to them and on the representations made, by management and the Company’s independent auditors. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles and policies, or internal accounting controls and procedures, designed to assure compliance with accounting standards and applicable laws and regulations. In addition, the Audit Committee’s considerations and discussions referred to above do not assure that the audit of the Company’s financial statements has been carried out in accordance with auditing standards generally accepted in the United States or that the Company’s financial statements are presented in accordance with accounting policies generally accepted in the United States.

Based upon the reports, discussions and reviews described in this report, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above and in the Charter of the Audit Committee, the Audit Committee has recommended to the Board of Directors, and the Board of Directors has approved the Audit Committee’s recommendation that the Company’s audited financial statements for the year ended June 30, 2007 be included in the Company’s Annual Report to Shareholders for the year ended June 30, 2007 and the Company’s Annual Report on Form 10-K for the year ended June 30, 2007 be filed with the Commission.

Members of the ImmunoGen, Inc. Audit Committee
Stephen C. McCluski, Chairman
David W. Carter
Mark Skaletsky

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires directors and executive officers, and persons holding more than 10% of common stock, to file with the Commission initial reports of ownership and reports of changes in ownership of common stock. Executive officers, directors and greater than 10% shareholders are required by the regulations of the Commission to furnish us with copies of all Section 16(a) forms they file.

During August 2007, a Form 4 for Dr. Sayare was filed with the Commission one day later than the required two day filing deadline, due to clerical oversight. Also, a Form 4 for Dr. Villafranca was filed in July 2006 that incorrectly reported awards of deferred share units. An amended Form 4 was filed in September 2007 to correct the reported July 2006 award. Also in September 2007, a Form 4 filing was filed with the Commission for Dr. Villafranca to record deferred share units that were awarded to him in September 2006 and November 2006. In January 2007, Form 4’s were filed for Directors Villafranca, Skaletsky, Carter and Onetto with respect to deferred share units awarded in November 2006.

INDEPENDENT AUDITORS

Ernst & Young LLP, independent registered public accountants, audited our financial statements for the fiscal year ended June 30, 2007. The Audit Committee of the Board of Directors has selected Ernst & Young LLP to conduct the audit of our annual financial statements for the fiscal year ending June 30, 2008 and for the review of our Quarterly Reports on Form 10-Q filed during this period. We expect that representatives of Ernst & Young LLP will be present at the Annual Meeting, with the opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

The following table provides information regarding the fees billed to us by Ernst & Young LLP for the fiscal years ended June 30, 2007 and 2006.

	Fiscal Year Ended
	June 30,
	2007	2006
Audit fees(1)	$308,000	$272,000
Audit-related fees(2)	14,500	7,100
Tax fees(3)	2,000	—
All other fees(4)	—	7,320
Total fees	$324,500	$286,420

(1)          Represents fees for services rendered for the audit and /or reviews of our financial statements. Includes fees related to additional auditing work for our compliance with Section 404 of the Sarbanes-Oxley Act and services associated with 10-Q’s filed with the Commission.

(2)          Represents fees for services rendered in response to comment letters from the Commission in both years and the filing of Form S-8 in fiscal year 2007.

(3)          Represents fees for services rendered for tax consultation.

(4)          Represents fees for services rendered for accounting consultations.

Pre-Approval Policies and Procedures

The Audit Committee has adopted a policy that requires advance approval of all audit, audit-related, tax and other services performed by Ernst & Young LLP. The policy provides for pre-approval by the Audit Committee of specifically defined audit and non-audit services. Unless the specific service has been previously pre-approved with respect to that year, the Audit Committee must approve the permitted service before the independent auditor is engaged to perform it. The Audit Committee has delegated to the Chairman of the Audit Committee authority to approve permitted services, provided that the Chairman reports any such approvals to the Audit Committee at its next scheduled meeting. Management provides the Audit Committee with an update of the services provided by, and fees paid to, Ernst & Young LLP at each regularly scheduled Audit Committee meeting.

The Audit Committee did not utilize the de minimis exception to the pre-approval requirements to approve any services provided by Ernst & Young LLP during fiscal 2007.

FIXING THE NUMBER OF MEMBERS OF THE BOARD OF DIRECTORS
AND ELECTION OF DIRECTORS

(Notice Item 1 and Item 2)

Under our By-Laws, the number of Directors is fixed from time to time by the shareholders, and directors serve in office until the next annual meeting and until their successors have been elected and qualified. At the Annual Meeting the number of directors will be fixed at six and six directors will be elected.

The enclosed proxy, unless authority to vote is withheld, will be voted for the election of the nominees named herein as our directors. The nominees are Mitchel Sayare, Ph.D., David W. Carter, Stephen C. McCluski, Nicole Onetto, MD, Mark Skaletsky and Joseph J. Villafranca, Ph.D. The Board has no reason to believe that any nominee will become unavailable. However, in the event that any one or more of such nominees shall unexpectedly become unavailable for election, votes will be cast, pursuant to authority granted by the enclosed Proxy, for such person or persons as may be designated by the Board.

A plurality of the votes cast at the Annual Meeting is required to elect each nominee as a director.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE NUMBER OF DIRECTORS TO BE FIXED AT SIX AND RECOMMENDS A VOTE “FOR” THE NOMINEES AS DIRECTORS.

SHAREHOLDER PROPOSALS AND OTHER MATTERS

In order to be considered for inclusion in the proxy statement distributed to shareholders prior to our annual meeting in 2008, we must receive a shareholder proposal no later than June 13, 2008. Proposals should be delivered in writing to ImmunoGen, Inc., 128 Sidney Street, Cambridge, Massachusetts 02139. One or more shareholders who hold at least a ten percent interest of the capital stock entitled to vote at the meeting and who do not wish to include their proposal in such proxy statement but who wish to present a proposal at our annual meeting of shareholders in 2008, must notify us in writing at the above-referenced address no later than October 21, 2008. All other shareholders who wish to present a proposal at such annual meeting must notify us in writing at the above-referenced address no later than August 26, 2008 in order for their proposal to be considered timely for purposes of Rule 14a-4 under the Exchange Act. Pursuant to Rule 14a-4, management proxies may confer discretionary authority to vote on any matters presented by a shareholder at the 2008 annual meeting if the proposals are received by us after August 26, 2008.

The Board does not know of any other matters that will be brought before the Annual Meeting. If other business is properly presented for consideration at the Annual Meeting, it is intended that the shares represented by the enclosed Proxy will be voted in accordance with the judgment of Mitchel Sayare, Ph.D. and Daniel M. Junius or either of them, acting as proxies, on such matters.

In order that your shares may be represented if you do not plan to attend the Annual Meeting, and in order to assure the required quorum, please complete, sign, date and return your proxy promptly.

By order of the Board of Directors

CRAIG BARROWS
Secretary

October 5, 2007

PROXY	IMMUNOGEN, INC.	PROXY
PROXY SOLICITED BY THE BOARD OF DIRECTORS
OF IMMUNOGEN, INC. FOR THE
ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON NOVEMBER 13, 2007

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement dated October 5, 2007, and does hereby appoint Mitchel Sayare and Daniel M. Junius or either of them (the “proxies”), as the undersigned’s attorneys-in-fact and proxies, with full power of substitution in each, for and in the name of the undersigned, with all the powers the undersigned would possess if personally present, hereby revoking any proxy heretofore given, to appear and represent and vote all shares of Common Stock of ImmunoGen, Inc. which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders to be held at the offices of the Company, 128 Sidney Street, Cambridge, Massachusetts on Tuesday, November 13, 2007, at 11:00 a.m., Eastern Standard Time, and at any adjournments thereof.

PLEASE FILL IN REVERSE SIDE AND MAIL IN THE ENCLOSED ENVELOPE
Address Change/Comments (Mark the corresponding box on the reverse side)

-FOLD AND DETACH HERE-

THE SHARES REPRESENTED HEREBY WILL BE VOTED AS DIRECTED HEREIN. IF NO DIRECTION IS INDICATED, SUCH SHARES WILL BE VOTED “FOR” ITEMS 1 and 2.	Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

Item 1.	To fix the number of Directors constituting the full Board of Directors of the Company at six (6):	☐ FOR	☐ AGAINST	☐ ABSTAIN
Item 2.	Election of Directors:
	01 Mitchel Sayare, Ph.D.	04 Joseph J. Villafranca Ph.D.
	02 David W. Carter	05 Nicole Onetto, MD
	03 Mark Skaletsky	06 Stephen C. McCluski
	FOR ALL NOMINEES	WITHHOLD
	LISTED ABOVE	AUTHORITY
	(except those crossed out)	to vote for all nominees
	☐	☐

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournments thereof.

I plan to attend the Annual Meeting ☐

This proxy may be revoked in writing any time prior to the voting thereof.

Please date and sign exactly as name appears on this card. Joint owners should each sign. Please give full title when signing as executor, administrator, trustee, attorney, guardian for a minor, etc. Signatures for corporations and partnerships should be in the corporate or firm name by a duly authorized person. Please return this proxy promptly in the enclosed envelope.

Signature
Date

Signature
Date

-FOLD AND DETACH HERE-

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING,
BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK

Internet and telephone voting is available through 11:59 PM Eastern Standard Time the day prior to Annual Meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet		Telephone
http://www.proxyvoting.com/imgn		1-866-540-5760
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone,
you do NOT need to mail back your proxy card.
To vote by mail, mark, sign and date your proxy card
and return it in the enclosed postage-paid envelope.